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                                                                    Exhibit 99.2

               Amendment No. 1 to the 2000 Equity Incentive Plan
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     The Therma-Wave, Inc. 2000 Equity Incentive Plan (the "Plan") is hereby
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amended effective as of July 31, 2000 by amending and restating Section 3 of the
Plan in its entirety as follows:

          3. Shares Subject to the Plan. Subject to the provisions of Section 12
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     of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is (a) 3,300,000 Shares, plus (b) any Shares returned to the Company's existing stock option plans (the "Existing
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     Plans") as a result of termination of options under the Existing Plans,
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     plus (c) an annual increase to be added on the date of each annual meeting of the stockholders of the Company, beginning with the 2000 annual meeting of the stockholders, equal to one percent (1.0%) of the outstanding Shares on such date or such lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

          If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

     Capitalized terms used herein and not defined have the meaning set forth in the Plan.

     To record the due adoption of the foregoing amendment, Therma-Wave, Inc. has caused the execution hereof by its duly authorized officer as of the date first written above.

                                      Therma-Wave, Inc.

                                      By: /s/ L. Ray Christie
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                                          Name:  L. Ray Christie
                                          Title: Senior Vice President and Chief
                                                 Financial Officer